Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Lytus Technologies Holdings PTV. Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.01 per share	Rule 457(c) and Rule 457(h)	9,333,333	(2)	$1.67	$15,586,666	$0.00014760	$2,300.59
Total Offering Amounts								$2,300.59
Total Fees Previously Paid						0		0
Total Fee Offsets						0		0
Net Fee Due								$2,300.59

(1)	This Registration Statement covers, in addition to the number of shares of the Registrant’s common shares, par value $0.01 per share (the “Common Shares”) stated above, such indeterminate number of any additional shares of Common Shares that may become issuable under the Lytus Technologies Holdings PTV. Ltd. 2023 Employee Incentive Plan, as amended, by reason of any stock split, stock dividend or similar transaction pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the remaining shares of Common Stock reserved for issuance under the Lytus Technologies Holdings PTV. Ltd. 2023 Employee Incentive Plan, as amended.

(3)	Pursuant to paragraphs (c) and (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed based on the average of the high and low sale prices of the Common Stock reported on the NASDAQ Stock Market on September 10, 2024, a date within five business days prior to the date of filing the Registration Statement.